Exhibit 99.1

ACTV, LIBERTY MEDIA AMEND AGREEMENT

NEW YORK, July 9, 2002 — ACTV, Inc. (Nasdaq: IATV) reported today that the Company and Liberty Media Corporation (NYSE: L) have signed an amended agreement for the acquisition of the outstanding shares of ACTV common stock by Liberty or one of its controlled affiliates.

The amended agreement extends the exclusive period during which the parties will negotiate definitive agreements to August 15, 2002. The consideration to be paid to acquire the ACTV shares will be $1.65 per share and will be payable in cash, publicly traded common stock of the acquiror or a combination thereof. The agreed valuation compares to an initially proposed price of $2.00 per share and is reflective of changing conditions in both the digital media industry and the broader market since the companies signed their initial letter agreement. In addition to completion of a definitive agreement, a transaction would require ACTV shareholder and regulatory approval.

ABOUT ACTV, INC.
ACTV, Inc. (Nasdaq: IATV) is a digital media company providing proprietary technologies, tools, and technical and creative services for interactive TV advertising, personalized programming applications and enhanced media. For more information, visit http://www.actv.com.

ACTV, Inc.
Christopher Cline
Senior Vice President & CFO
ACTV, Inc.
212-497-7000
ir@actv.com

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks defined in this document and in statements filed from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the companies, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the companies disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.